EXHIBIT 10.15

                                 Draft 8/15/03
                             TENANT USE AGREEMENT

       This Tenant Use Agreement ("Agreement") dated as of August __, 2002, is made by and between NI Industries, Inc., a division of TriMas, a wholly owned subsidiary of Metaldyne ("Landlord"), as contractor for the United States Government and the Department of the Army (the "Government") and Environmental Recycling Services of America, Inc., a California corporation ("Tenant"), collectively the "Parties."

                                   Recitals

       The Government is the owner of the Riverbank Army Ammunition Plant located at 5300 Claus Road, Riverbank, California ("the Project").

       Landlord operates and maintains the Project as a government contractor pursuant to that certain Facility Use Contract between Landlord and the Government dated May 31, 1994, as amended from time to time ("Facility Contract").

       Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the premises located at the Project consisting of approximately 51,394 square feet comprising 34,086 square feet located in building 3, approximately 8,208 square feet located in building 47 and approximately 3,600 square feet in building 172 (the "Building"), approximately _____ square feet of open area between building 3 and building 4 (the "Courtyard") and approximately ____ square feet adjacent to building 172 (the "Open Space") as depicted on the map, for location purposes only, attached to this Agreement as Exhibit "A" and incorporated by this reference, and that certain personal property owned by Landlord (the "Personal Property") located in building 172 as set forth in Schedule "I" attached to Exhibit "A". The Building, the Courtyard, the Open Space and the Personal Property are collectively referred to as the "Premises". In the event of any discrepancy between the description of the Premises in this paragraph and the location map in Exhibit "A", the description in this paragraph shall control.

       NOW THEREFORE, for good and valuable consideration, the Parties agree as follows:

                           ARTICLE 1.  DEFINITIONS.

       1.0 Definitions.   As  used in this Agreement, the following terms shall
           have the following definitions:

       "Alterations" shall mean any change or modification of any of the improvements on the Premises from that which the possession of the Premises was provided by Landlord to


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of  no  further  force or effect, and the month to month rental of the Premises shall terminate; or (ii) in the event that all of the Conditions Precedent are fully and completely satisfied as provided herein, the last day of the month in which the fifth (5th) anniversary of the Subsequent Commencement Date occurs.

       4.01 Termination for Convenience of Government. The Government has the right to terminate the Facility Contract for the Government's convenience upon
(i) thirty (30) days written notice during any national emergency declared by the President or Congress of the United States or in the event of mobilization or (ii) upon 180 days notice in the event the Government determines that termination of the Facility Contract or any part thereof is in the best interest of the Government. In the event that the Government terminates the Facility Contract, then Landlord shall have the obligation (as between Landlord and the Government) and the right (as between Landlord and Tenant) to terminate this Agreement upon any conditions imposed by the Government; provided, however that Landlord shall endeavor to provide to Tenant the benefit of any extended time table for termination of the Agreement which Landlord is able to obtain from the Government in the event the Government terminates the Facility Contract for no-emergency reasons. Neither Landlord nor the Government shall have any liability whatever to Tenant in the event of an early termination of this Agreement in accordance with this Section 4.01 including without limitation for direct or indirect damages, loss of use, loss of profits, relocation expenses, or any consequential damages whatever.

                               ARTICLE 5. RENT.

       5.00 Rent. From the Month to Month Commencement Date, rent for the Premises shall be: (i) $4,000.00 per month for the first month; (ii) $9,000.00 per month for the second month; (iii) $11,000.00 per month for the third month;
(iv) $13,000.00 per month for the fourth month; (v) $15,000.00 per month for the fifth month; and (vi) $18,370.00 per month thereafter, all of which is payable in advance on the first day of each month during the Term (the "base Rent"). Any and all other charges or amounts due under this Agreement shall be deemed rent hereunder and the Base Rent and any such other charges or amounts due under this Agreement shall be and collectively referred to as "Rent." Tenant shall cause payment of the Rent to be received by Landlord in lawful money of the United States, without offset or deduction, on or before the day on which it is due under the terms of this Agreement. The Rent under this Agreement for any period during the Term which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved. Payment of the Rent shall be mde to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant.



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       5.01  Base Rent Adjustment.  The monthly Base Rent shall be adjusted and set in the following manner:

             (a) Consumer Price Index. The Consumer Price Index for All Urban Consumers (base year 1982-1984 = 100) for the United States, published by the United States Department of Labor, Bureau of Labor Statistics ("Index").

             (b) Calculation of Adjustment in Base Rent. Base Rent shall be adjusted (increased but not decreased) every twelve (12) month period during the Term, with the first adjustment effective twelve (12) months after the Month to Month Commencement Date, and with adjustments thereafter effective on the first (1st) day of the month next succeeding the twelve (12) month period elapsed since the last adjustment (each an "Adjustment Date") to an amount equal to the product obtained by multiplying the Base Rent in effect on the Month to Month Commencement Date by a fraction, the numerator of which is the Index most recently published prior to the Adjustment Date, and the denominator of which is the Index most recently prior to the Month to Month Commencement Date, subject to a minimum increase in Base Rent of three percent (3%) per annum for the twelve (12) month period just elapsed prior to each Adjustment.

             (c) Change in Index. If the Index is changed so that the base year differs from that used as of the moth most immediately preceding the Month to Month Commencement Date, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

       5.01 Security Deposit. Tenant shall pay to Landlord concurrently with the execution of this Agreement a security deposit in the amount of $37,460.00 which shall be held by Landlord, without interest, as security for the performance of Tenant's promises and obligations under this Agreement. The security deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon default by Tenant, Landlord may, from time to time and without prejudice to any other remedy provided by this Agreement or by law, use the security deposit to the extent necessary to pay any arrears of Rent or other payments or liability caused by Tenant's default. Tenant shall pay to Landlord on demand the amount of the security deposit that was applied in order to restore the security deposit to the amount required hereunder. Although the security deposit shall be deemed the property of the Landlord, any remaining balance of said deposit shall be promptly returned by Landlord to Tenant at the time after termination of this Agreement provided that Tenant has fulfilled all of its obligations under this Agreement.


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